Exhibit 2.1

EXECUTION COPY

AMENDMENT NO.1 TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

This Amendment No. 1 to Community Pharmacy and Mail Business Purchase Agreement dated as of May 4, 2012 (this “Amendment”) is entered into by and by and among Walgreen Co., an Illinois corporation (“Parent”), Walgreens Mail Service, Inc., an Illinois corporation (“Buyer 1”), Walgreens Specialty Pharmacy, LLC, a Delaware limited liability company (“Buyer 2”), and Walgreen Eastern Co., Inc., a New York corporation (“Buyer 3” and, together with Parent, Buyer 1 and Buyer 2, the “Buyers”), BioScrip, Inc., a Delaware corporation (“BioScrip”), BioScrip Pharmacy (NY), Inc., a New York corporation, BioScrip Pharmacy Services, Inc., an Ohio corporation, BioScrip Pharmacy, Inc., a Minnesota corporation, Bradhurst Specialty Pharmacy, Inc., a New York corporation, BioScrip Infusion Services, Inc., a California corporation and Natural Living Inc., a New York corporation (together with BioScrip, the “Selling Parties”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).

RECITALS

A. On February 1, 2012, Parent, Buyers and the Selling Parties executed that certain Community Pharmacy and Mail Business Purchase Agreement (the “Agreement”) pursuant to which the Buyers will acquire substantially all of the assets of the Business.

B. On the terms and subject to the conditions set forth herein, Parent, Buyers and the Selling Parties desire to amend the Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment of Definitions. Section 12.01 of the Agreement is hereby amended as follows:

(a) A new definition of “340(B) Inventory” shall be added as follows:

“340(B) Inventory” means all pharmaceutical and non-pharmaceutical inventories on hand attributable to the Business at the Facilities (or in transit to the Facilities) and owned by the Sellers or held by the Seller as custodians for any third party or any Affiliate thereof (including private label inventory) and supplies (including containers, labels and packaging items) as of the Effective Time being held by the Selling Parties or their Affiliates for dispensing on behalf of 340(B) covered entities.”

(b) A new definition of “Committed Inventory” shall be added as follows:

“Committed Inventory” means all pharmaceutical and non-pharmaceutical inventories on hand attributable to the mail and specialty components of the Business and located at the Columbus Facility (or in transit to such Facility) and owned by the Sellers or held by the Seller as custodians for any third party or any Affiliate thereof (including private label inventory) and supplies (including containers, labels and packaging items) as of the Effective Time with respect to which the Selling Parties or their Affiliates commit to sell prior to the Effective Time but that has not been shipped or delivered by the Selling Parties or their Affiliates as of the Effective Time.

(c) The definition of “Effective Time” is hereby amended and restated in its entirety to be read as follows:

“Effective Time” means 11:00 p.m. CDT.

2. Amendment of Section 1.01(c). Section 1.01(c) of the Agreement is hereby amended and restated in its entirety to be read as follows:

“(c) except to the extent prohibited by applicable Law, in original form where available, any and all electronic and hard copy (and electronic images thereof) or faxed prescriptions (and electronic images thereof), prescription files and records, customer lists and patient profiles, including refill history and status reports, insurance coverages, and any clinical and customer service notes and references, any files or records maintained electronically including authentication credentials, etc., any files or records added between the date of this Agreement and the Closing Date for a period of eighteen (18) months for all “active patients” of the Business (i.e. patients that received a prescription in the twelve (12) months prior to the Closing Date) including, without limitation e-commerce customers and the drusgtore.com customer list, but excluding, in all instances, plan members of United Health Group or its Affiliates that have a limited specialty pharmacy benefit that requires them to use an in-network specialty pharmacy provider (the “United Patients”), provided, however, that with respect to hard copy files, such eighteen (18) months shall be increased to the longer of twenty-four (24) months or such time as required to be retained by applicable Law (it being understood that the Sellers will retain the prescription files that are associated with the Remaining Business or that are otherwise required to be retained by the Sellers by applicable Law) (the “Prescription Files”);”

3. Amendment of Section 1.01(f). Section 1.01(f) of the Agreement is hereby amended and restated in its entirety to be read as follows:

“(f) all pharmaceutical and non-pharmaceutical inventories on hand attributable to the Business at the Facilities (or in transit to the Facilities) and owned by the Sellers or held by the Seller as custodians for any third party or any Affiliate thereof (including private label inventory) and supplies (including containers, labels and packaging items) as of the Effective Time other than (i) Committed Inventory, (ii) 340(B) Inventory, (iii) any controlled substance inventory located in the State of Florida and (iv) any inventories on hand that BioScrip designates to service the United Patients at or following Closing (collectively, the “Inventory”);”

4. Amendment of Section 1.06. Section 1.06 shall be amended by adding the following new subsection (d) at the end of such Section:

“(d) The Buyers and Selling Parties hereby agree that an amount of $737,688 (the “Additional Holdback”) of the Purchase Price shall be retained by the Buyers and, if, on or prior to May 9, 2012, the Selling Parties receive a consent to assignment with respect to the Required Consent listed on Section 1.13(a) of the Disclosure Letter which has a Purchase Price Reduction ascribed to it in the amount of the Additional Holdback and provided that the failure to have such consent at the Closing does not result in a non-de minimus loss to Buyers, the Buyers shall promptly pay such Additional Holdback amount to BioScrip by wire transfer of immediately available funds to BioScrip pursuant to the wire instructions provided by BioScrip.”

5. Amendment of Section 1.11. Section 1.11 shall be amended by adding the following sentence at the end of such Section:

“For the sake of clarity, the Parties agree and acknowledge that all 340(B) Inventory and Committed Inventory shall be segregated from the Inventory prior to the Inventory Count and shall not be included in such Inventory Count. All 340(B) Inventory shall be returned to the supplier thereof at the Selling Parties’ expense.”

6. Addition of Section 1.16. A new Section 1.16 shall be added as follows:

“With respect to the Stores located in the State of Florida (the “Florida Stores”), the process set forth in Section 1.16 of the Disclosure Letter shall be followed. The Florida Stores located in (i) Orlando, (ii) Tampa and (iii) West Palm Beach (collectively “Excluded Florida Stores”) will not, for purposes of the Agreement, as amended, constitute Transferred Facilities, provided, however, that the applicable Selling Party and the applicable Buyer shall, with respect to the Orlando Store, enter into a sublease (or similar agreement) providing the applicable Buyer with the right to occupy such Orlando Store for a period of not less than ninety (90) days with renewal and assumption options at the end of such period. The Buyers shall acquire the assets that constitute Purchased Assets that are located in or associated with the Florida Stores (but not the Excluded Florida Stores themselves), other than Excluded Assets, all 340B Inventory, all controlled substances and, in the case of the Excluded Florida Stores other than Orlando, all other pharmaceutical Inventory, provided, however, that the computer and telecommunications equipment contained in the Excluded Florida Stores (other than the Orlando Store) shall remain in such locations and be available for the use of the Selling Parties for a period ninety (90) days following Closing at which time the Selling Parties shall, at their expense, deliver such assets to a location designated by Buyers.

7. Amendment of Section 4.04. Section 4.04 shall be amended by (i) deleting the “and” at the end of Section 4.04(d)(iii), (ii) replacing the “.” with a “; and” at the end of Section 4.04(d)(iv) and (iii) adding the following clause (v) under Subsection (d) of such Section:

“(v), nothing in this Section 4.04(d) shall limit the Selling Parties, for a period not to exceed thirty (30) days following the Closing from servicing the United Patients consistent with past practice.”

8. Amendment to Annex B. Annex B shall be amended to include the attached Addendum 1.

9. Disclosure Letter. The Disclosure Letter is being amended as of the date hereof to amend and restate in its entirety Section 1.01(g) and 8.01(a) of the Disclosure Letter and to add a new Section 1.16 thereto. All references to the “Disclosure Letter” in this Amendment, the Agreement or the Disclosure Letter shall refer to the Disclosure Letter, as amended by this Amendment.

10. References to the Agreement. All references to the “Agreement” in this Amendment, the Agreement or the Disclosure Letter shall refer to the Agreement, as amended by this Amendment.

11. Miscellaneous.

(a) Continuing Effect. Except as expressly modified or amended by this Amendment, all the terms and provisions of the Agreement shall remain in full force and effect.

(b) Governing Law. This Amendment and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WALGREEN CO.

BY:	/s/ Kermit R. Crawford

NAME: Kermit R. Crawford
TITLE: President, Pharmacy, Health and Wellness Services and Solutions

WALGREENS MAIL SERVICE, INC.

BY:	/s/ Kermit R. Crawford

NAME: Kermit R. Crawford
TITLE: President

WALGREENS SPECIALTY PHARMACY, LLC

BY:	/s/ Kermit R. Crawford

NAME: Kermit R. Crawford
TITLE: President

WALGREEN EASTERN CO., INC.

BY:	/s/ Kermit R. Crawford

NAME: Kermit R. Crawford
TITLE: Vice President

SIGNATURE PAGE TO AMENDMENT NO.1 TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

BIOSCRIP, INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President and Chief Executive Officer

BIOSCRIP PHARMACY (NY), INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President

BIOSCRIP PHARMACY SERVICES, INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President

BIOSCRIP PHARMACY, INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President

BRADHURST SPECIALTY PHARMACY, INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President

BIOSCRIP INFUSION SERVICES, INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President

SIGNATURE PAGE TO AMENDMENT NO.1 TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

NATURAL LIVING INC.

BY:	/s/ Richard M. Smith

NAME: Richard M. Smith
TITLE: President

SIGNATURE PAGE TO AMENDMENT NO.1 TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

ADDENDUM 1

ADDITIONAL PROCEDURES FOR THE 5/4/12 CLOSING PHYSICAL INVENTORY

Community Pharmacies

Additional inventory procedures:

1. Quantity issues – in addition to counting all pharmaceutical products (including partial bottles) as well as OTC and supply items maintained in the inventory master files:

a. Shipping supplies will be counted and documented (see Exhibit A for related process)

b. The following categories will be excluded from inventory procedures and valuation on 5/4/2012:

i. Any over-the-counter (OTC) item that is not inventoried in BioScrip’s operating systems (PFW and Creehan/ScriptMed).

ii. Any medical supply item that is not maintained in BioScrip’s two operating systems: PFW and Creehan/ScriptMed.

iii. Minor equipment required for compounding prescriptions (mortar & pestals, graduated cylinders).

iv. Advisory labels (e.g. Take with Food or Milk)

v. Prescription labels used for PFW and Creehan/ScriptMed operating system.

vi. Items provided to BioScrip Community Stores at no cost (e.g. Pill Counting Trays).

vii. Office Supplies (e.g. pens, paper, toner, paper clips)

viii. Pill Reminders / Organizers, Pill Splitters, Oral Dose syringes or spoons.

ix. Prescription bottle caps with BioScrip Logo.

x. Prescription bottles.

xi. Print materials containing BioScrip logo.

System-generated count sheets will be used for all items maintained in PfW or Creehan/ScriptMed. Excel-based count sheets will be used for all shipping supplies. See exhibit A.

ADDENDUM 1 TO ANNEX B TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

2. No intercompany transfers will be done after May 1st, 2012, unless it is an approved exception. Approval by either Meen Kang or Tim Owen.

3. All locations should make every effort to minimize split orders and partial (“IOU”) dispenses in the three weeks period prior to 5/4/2012. Any split orders or will need to be reversed before physical inventory begins.

4. Any reshipments required after physical count will be addressed with the reship policy agreed by BioScrip and WAG, which is documented in a separate document.

5. All locations should make every effort to minimize the amount of Will Call items as of the 5/4/2012 physical inventory date. For all Will Call items not picked up or delivered by the beginning of the physical inventory on 5/4/2012, the related claim will need to be reversed, and inventory returned to stock before the physical count begins.

6. Each Community pharmacy location will maintain a file of those items reversed for priority dispensing by Walgreens subsequent to closing.

7. Please note written company policy regarding the identification and disposition of excess/obsolete inventory (including product with expiration dates within 30 days for Community). Any such product noted such be isolated, excluded from the count and shipped to GENCO for credit. In order to minimize such items as of the 5/4/2012 physical inventory, each location will perform a thorough review of its inventory the week before the physical, and return such product, as appropriate to GENCO.

8. Physical inventory count will be determined by BioScrip employee(s). Inventory count sheets will include product name, package size (unit of measure), quantity, and actual count. WAG will hire RGIS, an outside inventory service, to conduct an inventory of all product. WAG representatives will review the BioScrip counts compared to the RGIS counts. WAG representatives will spot-check specific items to ensure counts are accurate. Any discrepancies will be reviewed with the BioScrip representative and the items in question will be counted together, so that a final count for each item can be agreed upon. Each count sheet will be signed off by both parties. Final detail inventory listing (ScriptMed report 3016, supplies excel spreadsheet, PfW final ICR inventory report) will be signed and approved by both parties before leaving the facility. One copy will be sent to BioScrip Finance (Giovanna Angelats, who will also copy BioScrip Legal), and one copy will be sent to WAG.

9. The objective on 5/4/2012 is for BioScrip and WAG to validate inventory quantities on hand. Priced out inventory valuations, which include quantities and extended costs, will be delivered to WAG for review and approval within 30 calendar days of closing after being reviewed and verified for reasonableness by BioScrip’s Finance and Supply Chain departments.

10. In order to lower the OTC inventory not in the ScriptMed or PfW systems, a pre-inventory sale for employees and patients will be done from 4/19/2012 to 5/3/2012.

11. Store closing information for 5/4/2012 is noted in a separate document.

ADDENDUM 1 TO ANNEX B TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

12. Any questions, contact:

a.	Tim Owen (Community Operations)

b.	Meen Kang (Community Operations)

c.	MJ Graves, CFO

d.	Giovanna Angelats (Accounting Director)

e.	John Hoefer (Supply Chain)

f.	Jesse Oman (IT)

Mail Order

Additional inventory procedures (note that Columbus will begin its count on Monday, May 7; Lake Success and Burbank will begin their counts on Saturday, May 5):

1. Quantity issues – in addition to counting pharmaceutical products (including partial bottles), the following non-pharmaceutical products will also be counted for valuation:

a.	OTC items

b.	Pharmaceutical supplies

c.	Medical supplies

d.	Shipping supplies

BioScrip Supply Chain will provide a list of the most common purchased supplies. The staff at each location will record the quantity on hand of those non-pharmaceutical products on the day of closing, 5/4/12 (in Ohio we would need to do this on Saturday 5/5 after shipping as we will continue to use these supplies for shipped on Saturday). If an item is not found on the list, the item will be added by the staff performing the count, and valuation will be determined by Supply Chain.

2. No intercompany transfers will be done after May 1st, 2012, unless it is an approved exception. Approval must be by Russ Corvese.

3. Split orders and Partial (“IOU”) dispenses – in order to minimize the workload related to split orders and partial dispenses as of Closing, Mail will stop doing any partial dispenses as of May 3, 2012. For split orders, the remaining items on the script will need to be transferred to Walgreens.For any remaining IOU dispenses as of the physical inventory date, the procedure will be to reverse claim and bill for only the product that was shipped. This needs to be done before the physical count begins. BioScrip will then reimburse WAG for the costs of shipments it makes subsequent to closing to satisfy the remaining quantities on IOU dispenses, under the same terms and conditions as negotiated between the parties for reshipments (reference is made to separate reship document for the related terms).

ADDENDUM 1 TO ANNEX B TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

4. Any reshipments required after physical count will be addressed with the reship policy agreed by BioScrip& WAG, which is addressed in a separate document.

5. Need to determine policy and procedures related to drop ship items.

6. Count teams will consist of one BioScrip employee and one WAG representative. Both would be present to perform and agree to count. Discrepancies would be resolved at the time of the count. Each count sheet would be signed off by both parties. Final detail inventory listing (ScriptMed report 3016, TechRx final inventory report) would be signed and approved by both parties before leaving the facility. One copy will be sent to BioScrip Finance (who will also copy BioScrip Legal), and one copy will be sent to WAG.

7. Please note written company policy regarding the identification and disposition of excess/obsolete inventory (including product with expiration dates within 90 days for Mail Order). Any such product noted such be isolated, excluded from the count and shipped to GENCO for credit. In order to minimize such items as of the 5/4/2012 physical inventory, each location will perform a thorough review of its inventory the week before the physical, and return such product, as appropriate to GENCO.

8. The following inventory will need to be segregated at the Ohio Mail Order location and EXCLUDED from the physical count:

a. CPR+ Infusion related inventory

b. Lake Success compounds for orders adjudicated before closing but dispensed on Monday or Tuesday following closing

c. Any inventories on hand that BioScrip designates to service the United Patients at or following closing

9. Adjudication will be shut off and a final ABC order will be placed, after which the 100% physical inventory count can begin. The current plan is as follows:

a. Shut adjudication off at 2:30 p.m (EDT). on 5/4/12

b. Place afternoon order with ABC on 5/4/12 for delivery on the morning of 5/5/12

c. Complete and ship orders all adjudicated and dispensed orders on 5/5/12. Record 5/5 shipments as BioScrip revenue.

d. If some orders cannot ship on Saturday, such as refrigerated items, these claims will be reversed. BioScrip will send its pending order file to WAG on Saturday for orders that we started but that they need to complete.

e. Perform 100% inventory count on 5/7/12

ADDENDUM 1 TO ANNEX B TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT

10. BioScrip will use its count sheets for the inventory count. Additionally, BioScrip will add two fields in order to include WAG shipping information. This information will be provided by WAG in advance of preparation of the physical inventory count sheets.

11. The objective on 5/4/2012 is for BioScrip and WAG to validate inventory quantities on hand. Priced out inventory valuations, which include quantities and extended costs, will be delivered to WAG for review and approval within 30 calendar days of closing after being reviewed and verified for reasonableness by BioScrip’s Finance and Supply Chain departments.

Exhibit A

Shipping Supply Inventory Valuation Process

a)	Definitions

i) Shipping Supplies: Any item not in Creehan/ScirptMed or PFW operating system that is used to package prescriptions for delivery to customers (e.g. boxes, insulated shipping boxes, bubble mailers, foil bubble mailers, and ice packs). Items excluded from this category are items provided by a vendor at no charge (FedEx boxes).

b)	Process for Valuing Shipping Supply Inventory

i) All locations will receive a Microsoft Excel document (count sheet) that lists all the common items used for shipping supplies. The count sheet includes the vendor item number, item description, quantity, unit of measure (UOM), and unit cost.

ii) Each location will enter the location name, person(s) counting the inventory, and date of the physical count.

iii) Each location will enter the quantity on hand (e.g. number of units) boxes in the count sheet. The extended cost will automatically be calculated in the spreadsheet.

iv) Items on hand, but not pre-listed on the count sheet will be manually entered by the individuals counting the inventory. These items will be priced by BioScrip Supply Chain subsequent to the physical inventory count.

ADDENDUM 1 TO ANNEX B TO COMMUNITY PHARMACY AND MAIL BUSINESS PURCHASE AGREEMENT